EXHIBIT 99.4

                          CITICORP OFFERS RELATING TO
                 GRUPO FINANCIERO BANAMEX ACCIVAL, S.A. de C.V.


                                                                       [o, 2001]


To Brokers, Dealers, Banks, Trust Companies, Custodians and other Securities
Intermediaries:

     Citicorp is making simultaneous offers:

     o to purchase each outstanding ordinary share of Series O-1 Stock of Grupo Financiero Banamex Accival, S.A. de C.V. ("Banacci") for US $2.6544 per share, net to the seller in cash, and

     o to sell to each Banacci shareholder who participates in the offer to purchase 0.0269 share of common stock of Citigroup Inc. per Banacci ordinary share tendered, at a price of US $1.3272 per 0.0269 share of Citigroup common stock.

     The total net consideration received for each Banacci ordinary share validly tendered will be US$1.3272 net to the seller in cash and 0.0269 share of Citigroup common stock. The simultaneous offer to purchase and offer to sell form a single offer and can only be accepted together. A tender of Banacci ordinary shares in the offer to purchase will be deemed to be an acceptance of the offer to sell shares of Citigroup common stock. These dollar and share amounts have been rounded to four decimal places. We will calculate the dollar and share amounts payable to the exchange agent, and the exchange agent will calculate such amounts payable to the tendering Indeval participants, using sufficient decimal places such that the total net consideration per Banacci ordinary share will be US$1.3272456997 net to the seller in cash and
0.0269436804 share of Citigroup common stock, although cash payments will be rounded to the nearest cent and no fractional Citigroup shares will be delivered.

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THE OFFER WILL EXPIRE AT 4:45 P.M., NEW YORK CITY TIME (3:45 P.M. MEXICO CITY
TIME) ON [o, 2001] UNLESS EXTENDED (THE "EXPIRATION DATE"). NO WITHDRAWAL
RIGHTS WILL BE AVAILABLE AND ALL TENDERS WILL BE IRREVOCABLE.
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     For your information, and for forwarding to your clients for whom you hold
Banacci ordinary shares, we are enclosing the following documents in connection with Citicorp's offer

     1. The prospectus relating to the offer,

     2. A form of letter ("Client Letter") that may be sent by you to your clients for whom you hold Banacci ordinary shares, which includes a form for use by your clients to convey to you instructions to tender their Banacci ordinary shares in the offer, and

     3. Schedules which may be used to indicate, among other things, (i) the whole number of shares of Citigroup common stock to be delivered in exchange for the tendered Banacci ordinary shares, (ii) the number of fractional shares of Citigroup common stock in respect of which a cash amount is to be delivered in exchange for such Banacci ordinary shares, and (iii) the Indeval securities accounts and Indeval cash accounts to which shares of Citigroup common stock and cash amounts are to be delivered in exchange for such Banacci ordinary shares pursuant to the offer.

     The offer is subject to a number of conditions as described in the prospectus.

     Tendering holders of Banacci ordinary shares will not receive any fractional shares of Citigroup common stock in the offer. Cash will be paid in lieu of any fractional shares as described in the prospectus.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN RESPECT OF THE OFFER.


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     Citicorp will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Banacci ordinary shares pursuant to the offer. Citicorp will pay, or cause to be paid, all security transfer taxes, if any, with respect to the issuance of any shares of Citigroup common stock pursuant to the offer, unless the holder tendering Banacci ordinary shares differs from the person receiving shares of Citigroup common stock in exchange or if a transfer tax is imposed for any reason other than the issuance of Citigroup common stock pursuant to the offer, in which case the amount of any transfer taxes must be paid by the tendering holder.

     You must determine whether your client's shares are held in book-entry form or in certificated form registered in the name of your client. If your client holds Banacci ordinary shares in certificated form, in order to participate in the offer, your client must arrange for you (or another securities intermediary) to hold such shares on your client's behalf in book-entry form, either in an account at S.D. Indeval S.A. de C.V. Institucion para el Deposito deValores ("Indeval"), the depository for the Mexican securities clearing system, or in an account with a broker, dealer, bank, trust company, custodian or other securities intermediary reflected on the books and records of Indeval as the holder of such shares (an "Indeval participant"). In order to facilitate this process, Citibank Mexico, the exchange agent for the offer (the "Exchange Agent"), will not impose a transaction fee for establishing a book-entry account in respect of the Banacci ordinary shares to be tendered in the offer.

     In order to validly tender your client's Banacci ordinary shares in the offer, prior to the Expiration Date, you (or, if the shares are held in an Indeval account of another Indeval participant, such Indeval participant) must:

     (1) deliver such Banacci ordinary shares by means of book-entry transfer into the Indeval account maintained for such purpose by the Exchange Agent and which will be specified by the Exchange Agent to you promptly after the commencement of the offer, and

     (2) deliver to the Exchange Agent, at its address in Mexico City specified below and on the back cover of the prospectus, a signed and completed Indeval participant tender letter which we refer to as an "Indeval Letter," a form of which will be provided by the Exchange Agent to you promptly after the commencement of the offer.

     By delivering the Indeval Letter, you are agreeing (or, if your client's shares are held in an Indeval account of another Indeval participant, by instructing such Indeval participant to tender the shares in the offer, you will be deemed to have caused the delivery by the Indeval participant of such Indeval Letter to the Exchange Agent, and thereby agreed): (1) to be bound by, and to bind the holder on whose behalf you are acting, to the terms and conditions of the offer as set forth in the prospectus and (2) that Citicorp and the Exchange Agent may enforce such agreement against you and such holder.

     We will pay the exchange agent on your behalf the cash portion of the total net consideration in the offer in U.S. dollars. Unless you instruct the exchange agent otherwise, the exchange agent will promptly pay over to you your client's pro-rata share of the total U.S. dollars received by it. You may, however, instruct the exchange agent to convert the dollars allocable to you into pesos. The exchange agent will obtain pesos for all holders who so instruct in the manner described below. The Letter to Clients provided with this prospectus includes a box to check for your clients to instruct you to do so on their behalf. If the Indeval Letter delivered by you instruct the exchange agent to do so, the exchange agent will convert the cash portion of the total net consideration to be paid to you into pesos on your behalf as described below.

     At any time and from time to time after commencement of the offer and on or before the 20th day following the settlement date for the offer, the exchange agent, or a third party retained by the exchange agent and acting on its behalf, will engage in transactions to exchange for pesos the aggregate amount of U.S. dollars that tendering holders instruct it to exchange. Upon the completion of these transactions, but in any event no later than the 20th day following the settlement date, the exchange agent or such third party will simultaneously pay each Holder's Agent who instructed the exchange agent to convert dollars into pesos its pro-rata portion of the aggregate number of pesos received in such transactions, net of all transaction costs, plus interest, if any, earned on the converted offering proceeds between the settlement date and the date pesos are paid to the Holder's Agents. Any holder who instructs the exchange agent to exchange dollars into pesos, or on whose behalf a Holder's Agent instructs the exchange agent


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


to exchange dollars into pesos, will be deemed to have irrevocably agreed to the exchange on the terms set forth herein and in the prospectus. Each such Holder's Agent will distribute the pesos received by it to the beneficial owners of Banacci shares on whose behalf it tendered shares in the offer according to the arrangements between the beneficial owners and the Holder's Agent and neither Citigroup nor the exchange agent will have any responsibility for these payments.

     The exchange agent, or a third party retained by the exchange agent and acting on its behalf, will exchange dollars for pesos based on prevailing exchange rates and not at a fixed or guaranteed exchange rate. We make no assurances as to the timing, execution or rate at which these transactions will occur. Holders who have instructed the exchange agent to exchange U.S. dollars for Mexican pesos will bear the risk of changes in dollar-peso exchange rates during the period the exchange agent has to effect the exchange of dollars into pesos, and exchange rates could change materially during this period.

     If you do not hold the tendered shares on your client's behalf in an Indeval account, you should contact the Indeval participant through which you hold the shares to assure that all necessary arrangements are made with such participant in a timely manner in order to permit such participant to make book-entry delivery of the shares and physical delivery of all required documents on or before the Expiration Date. You and your client will be responsible for the risks in connection with the procedures of such Indeval participant, and we will have no liabilities or obligations in connection with such risks.

     Banacci ordinary shares being tendered must be delivered to the Exchange Agent in accordance with the procedures described in the prospectus before the Expiration Date, as there will be no guaranteed delivery procedures permitting delivery after the Expiration Date.

     Your solicitation of tenders of Banacci ordinary shares will constitute your representation to Citicorp that (i) in connection with such solicitation, you have complied with the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, and any other applicable securities and blue sky regulations, (ii) if you are a foreign broker or dealer, you have conformed with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making solicitations, (iii) in soliciting tenders of Banacci ordinary shares, you have not used any solicitation materials other than those furnished by Citicorp and (iv) in connection with such solicitation, you have complied with applicable requirements of the Mexican Securities Law, and the applicable rules and regulations thereunder, and any other applicable Mexican regulations.

     The prospectus does not constitute an offer or a solicitation to any person in any jurisdiction in which an offer or solicitation is unlawful. The offer is not being made to, and tenders will not be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction. However, Citicorp may, in its sole discretion, take any action it may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in any jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on Citicorp's behalf


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


by one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.


                                             Very truly yours,


                                             Citicorp





NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AGENT OF CITICORP OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS MADE IN THE PROSPECTUS.


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



                      The exchange agent for the offer is:
                Citibank Mexico, S.A. Grupo Financiero Citibank



By Hand, Mail or Overnight Courier:                  For Confirmation Telephone or Fax:


Citibank Mexico, S.A. Grupo Financiero Citibank
Reforma 390, Floor 9                                 (011) (525) 231-6717 (telephone)
Mexico City   06695                                  (011) (525) 231-6710 (fax)
Attention: Escrow Administration                     Attention: Marco Rico

                           -------------------------

     Any questions or requests for assistance or additional copies of this prospectus or any other materials may be directed to the information agent at the telephone numbers and location listed below.


                    The Information Agent for the offer is:

                             Georgeson Shareholder
                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and brokers call collect: (212) 440-9800
                   All others call toll free: (800) 223-2064

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